Exhibit 10.13

July 30, 2013

Mr. David G. Watumull

President & CEO

Cardax Pharma Inc.

Manoa Innovation Center

2800 Woodlawn Drive, Suite #129

Honolulu, HI 96822

On behalf of JBR Business Solutions, LLC (“JBR”), I appreciate the opportunity to assist Cardax Pharma Inc. (“Cardax”) with CFO services. This letter serves as our engagement letter.

Objectives

 The objective of this engagement is to serve Cardax as its Chief Financial Officer.

Scope

The scope of this engagement is outlined as follows:

•	Address outstanding accounting issues at the parent company in order to close out the current financial audit.
•	Participate in board meetings and investor / earnings calls.
•	Assist in the preparation of the 10-Qs and 10-Ks.
•	Develop and apply internal controls necessary to ensure SOX compliance.
•	Manage the relationships with your external auditor, tax advisor and accounting staff.
•	Assist with maintaining the budget and cash forecasting.

Project Approach

On an ongoing basis, JBR will visit Cardax's office to review support documents (contracts, invoices, bills, and journal entries), and be available to discuss new finance and accounting matters with management. Occasionally, JBR plans to bring support documents to JBR's office and work remotely.

Deliverables

JBR's deliverables are as follows:

•	Resolution to open accounting issues as identified with the current external auditor.
•	Accounting and financial reporting related sections of the 10-Qs & 10-Ks.
•	Implementation and monitoring of internal controls.
•	Monthly accounting close, annual budget, and cash forecast reports.

Cardax Pharma Inc.

Cardax’s Responsibilities

Cardax must deliver all financial records and other information necessary for preparation of the Deliverables.

Other Matters

JBR will provide the services in accordance with the terms and conditions mutually acceptable to the parties, it being agreed that such services are not intended to be an audit, examination, attestation, compilation, special report or agreed-upon procedures engagement as those services are defined in American Institute of Certified Public Accountants (AICPA) literature applicable to such engagements conducted by independent auditors. Accordingly, these services will not result in the issuance of a written communication to third parties by JBR directly reporting on financial data or internal control or expressing a conclusion or any other form of assurance.

All services to be provided by JBR shall be personally provided by John B. Russell unless otherwise approved by Cardax, which approval shall not be unreasonably withheld.

Timing and Professional Fees

I am prepared to start work upon receipt of a signed copy of this engagement letter. Our rate for this service is an aggregate of $7,000 a month, payable by Cardax. All of the fees are exclusive of any travel related out-of-pocket expenses and related Hawaii general excise tax. If the servies begin in July or August, the fee for such month will be prorated.

Cardax Pharma Inc.

Terms and Conditions

The term of this engagement is for one (1) year with an option to extend for an additional one (1) year term. Either party may terminate the engagement with a 30 day written notice of termination. Cardax may terminate this Agreement upon notice of any breach or default by JBR.

* * * * *

If the terms of this engagement letter as set forth above are acceptable to you, please indicate your acceptance and authorization for JBR to proceed with the related work by signing this letter in the appropriate space and returning a copy of the signed letter to me.

Very Truly Yours,

JBR Business Solutions, LLC

/s/ John B. Russell

John B. Russell
Managing Partner

Cardax Pharma Inc.

ACCEPTED

Company:	Cardax Pharma Inc.

By:	/s/ David G. Watumull
Date:	David G. Watumull, President and Chief Executive Officer 7/31/2013